Exhibit 99

FOR IMMEDIATE RELEASE

TARGET CORPORATION NOVEMBER SALES INCREASE 16.7 PERCENT

                MINNEAPOLIS, December 6, 2007 — Target Corporation (NYSE:TGT) today reported that its net retail sales for the four weeks ended December 1, 2007 increased 16.7 percent to $5,972 million from $5,119 million for the four-week period ended November 25, 2006. On a reported basis, comparable-store sales increased 10.8 percent. On a calendar-adjusted basis, comparing the four-weeks ended December 1, 2007 to the four-weeks ended December 2, 2006, comparable-store sales increased 1.1 percent.

“Our sales results largely met expectations through our two-day post-Thanksgiving event, but softness in the final week of November caused the month overall to fall short of our planned range,” said Bob Ulrich, chairman and chief executive officer. “This late-month sales shortfall was concentrated in key seasonal categories including toys and holiday trim, but other home and apparel categories fell short of expectations as well. These sales trends would need to meaningfully improve in December in order to achieve fourth quarter EPS growth.”

			Comparable Stores % Change
	Sales	Total Sales	This Year	This Year	Last Year
	(millions)	% Change	Reported	Adjusted	Reported
November	$5,972	16.7	10.8	1.1	5.9

Year-to-Date	$48,104	10.0	5.1		4.9

As a reminder, Target’s current sales disclosure practice includes a sales recording on the day of the monthly sales release and one mid-month sales update. Consistent with this practice, a new message was recorded earlier today. The next sales recording is expected to be issued after the market closes on Monday, December 24, 2007. These recordings may be accessed by calling 612-761-6500.

The statement regarding fourth quarter EPS is a forward-looking statement and should be read in conjunction with the cautionary statements in Exhibit (99)A to the company’s 2006 Form 10-K.

Target Corporation’s operations include large, general merchandise and food discount stores and a fully integrated on-line business through which it offers a fun and convenient shopping experience with thousands of highly differentiated and affordably priced items. The company currently operates 1,591 Target stores in 47 states. Target Corporation news releases are available at www.target.com.

Contacts:

John Hulbert

Susan Kahn

(612) 761-6627

(612) 761-6735

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